Exhibit 99.1   News Release     JLL Names Efrain Rivera to its Board of Directors CHICAGO, Aug. 23, 2021 – Jones Lang LaSalle Incorporated (NYSE: JLL) today announced the appointment of Efrain Rivera as an independent, non-executive member of its Board of Directors effective Oct. 1, 2021.   Rivera is currently Senior Vice President, Chief Financial Officer and Treasurer of Paychex, Inc. (NASDAQ: PAYX), a leading provider of integrated human capital management solutions.    Previously, Rivera spent 20 years at Bausch & Lomb, a global eye health company, where he held senior management positions, including Corporate Vice President and Chief Financial Officer. Rivera has also served in higher education administration. He holds a Doctor of Management degree from Weatherhead School of Management at Case Western Reserve University in Cleveland, Ohio, an MBA from the William E. Simon Graduate School of Business at the University of Rochester and a JD degree from New York University in New York City. Rivera earned his B.S. degree from Houghton College. “We’re pleased that Efrain is joining our Board,” said Siddharth N. (Bobby) Mehta, Chairman of the JLL Board of Directors. “The perspective he brings based on his substantial global experience in finance and operations will benefit JLL’s continued growth journey.” “Efrain’s financial and operational expertise on a global scale will help guide JLL as we continue to expand our global operating platform,” added Christian Ulbrich, JLL CEO. In addition to Mehta and Ulbrich, current members of the Board include Hugo Bagué, Matthew Carter, Jr., Samuel A. Di Piazza, Jr., Tina Ju, Bridget Macaskill, Deborah H. McAneny, Jeetu Patel, Sheila A. Penrose and Ann Marie Petach.   - ends - About JLL JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. JLL shapes the future of real estate for a better world by using the most advanced technology to create rewarding opportunities, amazing spaces and sustainable real estate solutions for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $16.6 billion in 2020, operations in over 80 countries and a global workforce of more than 92,000 as of June 30, 2021. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com. Connect with us Contact: Gayle Kantro Phone: +312 228 2795 Email: Gayle.Kantro@am.jll.com Efrain Rivera